Exhibit 10.1

Execution Version

SIXTH AMENDMENT TO

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

This SIXTH AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT (this “Amendment”) is made as of October 20, 2025, by and among DRAGONFLY ENERGY CORP. (“Borrower”), DRAGONFLY ENERGY HOLDINGS CORP. (F/K/A CHARDAN NEXTECH ACQUISITION 2 CORP) (“Holdings”), BATTLE BORN BATTERY PRODUCTS, LLC (“Battle Born”, and together with Holdings, each a “Guarantor” and collectively, the “Guarantors”), the Lenders signatory hereto representing all Lenders (the “Lenders”), and ALTER DOMUS (US) LLC, as agent on behalf of the Lenders under the Loan Agreement (as hereinafter defined) (in such capacity, the “Agent”).

WHEREAS, Borrower, Holdings, the Lenders and the Agent are parties to that certain Term Loan, Guarantee and Security Agreement, dated as of October 7, 2022 (as amended by that certain Limited Waiver and First Amendment to Term Loan, Guarantee and Security Agreement, dated as of June 28, 2024, that certain Limited Waiver, Consent and Second Amendment to Term Loan, Guarantee and Security Agreement, dated as of July 29, 2024, that certain Limited Waiver and Third Amendment to Term Loan, Guarantee and Security Agreement, dated as of September 30, 2024, that certain Limited Waiver and Fourth Amendment to Term Loan, Guarantee and Security Agreement and Temporary, Limited Suspension and Waiver of Warrant Terms, dated as of December 31, 2024 and that certain Fifth Amendment to Term Loan, Guarantee and Security Agreement Limited Waiver and Amendment of Warrant Terms, dated as of February 26, 2025, and as may be further amended, modified, extended, restated, replaced, and/or supplemented from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties have requested that the Agent and the Lenders amend certain provisions of the Loan Agreement and, subject to the satisfaction of the conditions set forth below, each of the Agent and the Lenders are willing to amend the Loan Agreement on the terms set forth herein;

WHEREAS, the Credit Parties and the Lenders intend to enter into a series of transactions (collectively, the “Transactions”) whereby (i) the Credit Parties will use a portion of the proceeds from its previous equity offering that was consummated on October 17, 2025 to voluntarily prepay $45 million of the outstanding principal balance of the Term Loans (the “Voluntary Prepayment”), (ii) the parties will exchange $25 million in outstanding principal balance of the Term Loans into $25 million aggregate principal amount of Series B Preferred Stock of Dragonfly Energy Corp. (such exchange, the “Sixth Amendment Preferred Exchange”, such preferred equity, the “Sixth Amendment Series B Preferred Equity” and the date in which the exchange has been completed, the “Exchange Date”) and (iii) the Lenders will agree to cancel $5 million of the remaining outstanding principal balance of the Loans (the “Debt Cancellation”);

WHEREAS, in connection with the Transactions, the Lenders have agreed to amend certain related provisions in accordance with the terms set forth in Section 3 below;

NOW THEREFORE, the Credit Parties, the Lenders and the Agent each hereby agree as follows:

1.	Defined Terms. All terms used but not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

2.	Transactions.

2.1	Prepayment. On the Sixth Amendment Effective Date, in accordance with Section 1.2(b), the Credit Parties will consummate the Voluntary Prepayment in accordance with Exhibit A-1 attached hereto. Following the consummation of the Voluntary Prepayment, the Sixth Amendment Preferred Exchange, the Debt Cancellation and the application of any capitalized fees on the Sixth Amendment Effective Date, all accrued and unpaid interest and fees shall be added to the outstanding principal balance of the Loans and the outstanding balance of the Loans shall be as set forth on Exhibit A-2 attached hereto.

2.2	Sixth Amendment Preferred Exchange. The Credit Parties and the Lenders hereby agree to use commercially reasonable efforts to enter into the Sixth Amendment Preferred Exchange on terms that are reasonably satisfactory to both parties as soon as reasonably practicable. The Lenders (or their designee which may include their counsel) shall give the Agent written notice of the occurrence of the Exchange Date.

2.3	Debt Cancellation. Upon the consummation of the Voluntary Prepayment on the Sixth Amendment Effective Date, the Lenders hereby agree to automatically reduce the outstanding principal balance of the Term Loans by $5,000,000 on a pro rata basis in accordance with Exhibit A-3 and such principal amount of the Loan shall be deemed to have been cancelled. The Lenders hereby direct the Agent to update the Register to reflect a reduction of the principal amount of the Term Loans on a pro rata basis as a result of the Debt Cancellation.

3.	Amendments to Loan Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 4 hereof, the Loan Agreement is hereby amended in the following respects:

3.1	Definitions.

3.1.1	The following new defined terms are hereby added, in the appropriate alphabetical order, to Schedule A as follows:

(a)	“Exchange Date” shall have the meaning as set forth in the Sixth Amendment.

(b)	“Sixth Amendment” means that certain Sixth Amendment to Term Loan, Guarantee and Security Agreement entered into as of October, 20, 2025 by and among the Borrower, Lenders, the Agent and the other parties party thereto.

(c)	“Sixth Amendment Effective Date” means October, 20, 2025.

(d)	“Sixth Amendment Series B Preferred Equity” shall have the meaning as set forth in the Sixth Amendment.

3.1.2	The following defined terms shall be amended and restated in its entirety as follows:

(a)	“Applicable Margin” for any of the Term Loans means:

(I)	Prior to the Sixth Amendment Effective Date:

(a) In the period from the Closing Date until but excluding April 1, 2023, a per annum rate equal to 13.5%, of which 6.50% shall be paid-in-kind.

(b) Thereafter, on a quarterly basis, effective as of the first Business Day of the Fiscal Quarter following receipt by Agent of the Compliance Certificate and Credit Parties’ quarterly financial statements required to be delivered under this Agreement for the previous Fiscal Quarter (each day of such delivery, a “Delivery Date”) commencing with the Fiscal Quarter ending December 31, 2022, the Applicable Margin (and PIK Rate in the case of any Payment Date occurring on or prior to October 1, 2024) for the Term Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Senior Leverage Ratio for the trailing twelve (12) Fiscal Month period ending on the last day of the most recently completed Fiscal Quarter prior to the applicable Delivery Date (each such period, a “Calculation Period”):

SENIOR LEVERAGE RATIO	APPLICABLE MARGIN	Applicable PIK Rate
Greater than or equal to 5.00:1	13.5%	6.5%
Less than 5.00:1 and greater than or equal to 4.00:1	12.5%	5.5%
Less than 4.00:1	11.5%	4.5%

If Credit Parties shall fail to timely deliver the Compliance Certificate, financial statements, certificates and/or other information required under this Agreement, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above for the period commencing on the required delivery date of such financial statements, certificates and/or other information until the delivery thereof. In the event that (a) any financial statement delivered pursuant to Section 4.1 or Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate and (b) such inaccuracy if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall promptly (but in any event within two (2) Business Days after such inaccuracy has been shown) deliver to Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the information disclosed on the corrected Compliance Certificate, and (iii) Borrower shall immediately pay to Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent. In the event that (x) any financial statement delivered pursuant to Section 4.1 or Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate and (x) such inaccuracy if corrected, would have led to the application of a lower Applicable Margin for any Applicable Period than the Applicable Margin applied for such Applicable Period, then (I) Borrower shall promptly (but in any event within two (2) Business Days after such inaccuracy has been shown) deliver to Agent a corrected Compliance Certificate for such Applicable Period, (II) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the information disclosed on the corrected Compliance Certificate, and (III) Borrower shall receive a credit toward any future interest payments in an amount equal to the excess interest paid by Borrower as a result of the application of such lower Applicable Margin, provided that the corrected Compliance Certificate is delivered to Agent within thirty (30) days of the date originally due under Section 4.1 and after such thirty (30) day period, no credit shall be given. The rights of Agent set forth above shall survive the Termination Date and are in addition to rights of Agent and Lenders under this Agreement or any other Loan Document.

(II)	Following the Sixth Amendment Effective Date:

(a)	In the period starting with the Sixth Amendment Effective Date commencing with the Fiscal Month ending December 31, 2025, a per annum rate equal to 12.0%, of which 0.0% shall be paid-in-kind.

3.2	Section 1.1(a) shall be amended and restated in its entirety as follows:

Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions of this Agreement, to make to the Borrower an advance (each, a “Term Loan”; collectively, the “Term Loans”, the “Loans” or the “Loan”) on the Closing Date in the principal amount equal to such Lender’s Term Loan Commitment. If requested by a Lender, such Lender’s Term Loan shall be evidenced by a promissory note (each a “Term Note”) duly executed and delivered by the Borrower prior to the funding of such Term Loan in the form attached hereto as Exhibit B, and be repayable in accordance with the terms of such Term Note and this Agreement. Borrower shall repay the outstanding principal balance of the Loan to the Agent for the pro rata benefit of the Lenders in consecutive monthly installments in an amount equal to 0.4167% of the principal amount of Loans outstanding at such time, due and payable on the first Business Day of each Fiscal Month beginning with the first full Fiscal Month following the Sixth Amendment Effective Date (each such date, a “Payment Date”), and a payment of the entire outstanding balance of the Loan on the Stated Maturity Date. Once repaid, any amount borrowed under the Term Loan Commitment of each Lender may not be re-borrowed. Subject to Section 1.2, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.

3.3	Section 1.5(a) shall be amended and restated in its entirety as follows:

The outstanding balance of the Loan shall accrue interest at a per annum rate equal to the Applicable Margin. All computations of interest on the Loan shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. In no event will Agent charge interest at a rate that exceeds the Maximum Lawful Rate. For the avoidance of doubt, no date of payment shall be included in any interest computation provided such payment is received on or before 1:00 p.m. New York City time.

3.4	Section 1.5(b) shall be amended and restated in its entirety as follows:

(b) Borrower shall pay interest to Agent for the pro rata benefit of the Lenders on the outstanding balance of the Loan on a monthly basis. Interest shall be payable on the balance of the Loan (i) monthly in arrears and shall be due on the first Business Day of each Fiscal Month beginning with the Fiscal Month ending December 31, 2025, (ii) on the Maturity Date of the Loan, and (iii) if any interest accrues or remains payable after the Maturity Date of the Loan, upon demand by Agent.

For each Payment Date from the Sixth Amendment Effective Date interest shall be payable in cash at a rate per annum equal to the Applicable Margin.

3.5	Section 4.2(a) shall be amended and restated in its entirety as follows:

(a) Maximum Senior Leverage Ratio. Commencing with the Fiscal Quarter ending March 31, 2027, the Credit Parties shall not permit the Senior Leverage Ratio, as of the last day of any Fiscal Quarter, to exceed 3.00 to 1.00.

3.6	Section 4.2(b) shall be amended and restated in its entirety as follows:

(b) Liquidity. The Credit Parties shall not permit their Liquidity (determined on a consolidated basis) to be less than $5,000,000 as of the last day of each Fiscal Month (commencing with the Fiscal Month ending October 31, 2025).

3.7	Section 4.2(c) shall be amended and restated in its entirety as follows:

(c) Fixed Charge Coverage Ratio. If Liquidity is less than $15,000,000 as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2027), then the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the trailing four (4) Fiscal Quarter period ending on the last day of any such Fiscal Quarter to be less than 1.15:1.00.

3.8	Section 4.2(d) shall be amended and restated in its entirety as follows:

(d) Maximum Capital Expenditure.

(i)	The Credit Parties shall not make and shall not cause or permit their Subsidiaries to make Capital Expenditures in any Fiscal Year in excess of $5,000,000.

(ii)	[reserved];

provided, however, the Required Lenders may approve, in their sole discretion, additional Capital Expenditures by providing prior written consent.

3.9	Section 7.1 shall be amended by adding the following clause in the appropriate alphabetical order:

(r) From and after the Exchange Date, Borrower shall have failed to pay in full in cash the Cash Dividend payable in respect of the Sixth Amendment Series B Preferred Equity (and as defined in the certificate of designation with respect to the Sixth Amendment Series B Preferred Equity) within three (3) Business Days after such Cash Dividend has become payable in accordance with the certificate of designation with respect to the Sixth Amendment Series B Preferred Equity.

4.	Conditions to Effectiveness. This Amendment shall become effective as of the date first written above (the “Sixth Amendment Effective Date”) upon the satisfaction of the below:

4.1	counterparts of this Amendment shall have been executed and delivered by the Credit Parties, the Agent and the Lenders;

4.2	that certain Sixth Amendment Fee Letter, dated as of the date hereof, shall have been executed and delivered by the Credit Parties and the Lenders;

4.3	the Borrower shall have paid the legal fees and expenses of Proskauer Rose LLP, counsel for the Lenders, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and other services rendered in connection with the Loan Agreement prior to the date hereof;

4.4	to the extent invoiced prior to execution of this Amendment, the Borrower shall have paid the legal fees and expenses of Holland & Knight LLP, counsel for the Agent, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and other services rendered in connection with the Loan Agreement prior to the date hereof;

4.5	the Borrower shall have paid the Agent’s outstanding annual agency fee;

4.6	the Borrower shall have paid all reasonable and documented out-of-pocket expenses incurred by the Lenders party hereto and the Agent owing and payable pursuant to Section 10.2 of the Loan Agreement and all accrued and unpaid fees, owing and payable to the Lenders party hereto and the Agent shall have been paid to the extent invoiced and delivered to the Borrower on or before the Sixth Amendment Effective Date; and

4.7	the Voluntary Prepayment shall have been made by the Borrower.

5.	Representations and Warranties.

5.1	The Credit Parties represent and warrant that after giving effect to this Amendment, the representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date will be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be true and correct in all respects subject to such materiality qualifier).

5.2	The Credit Parties represent and warrant that after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing on and as of the Sixth Amendment Effective Date.

6.	Loan Document. This Amendment is designated a Loan Document by the Agent.

7.	Full Force and Effect. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents. Except as expressly amended hereby, the Loan Agreement shall continue unmodified and in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be limited precisely as drafted and shall not imply an obligation on the Agent or any Lender to consent to any matter on any future occasion. As used in the Loan Agreement, the terms “Agreement,” “this Agreement,” “this Loan Agreement,” “herein,” “hereafter,” “hereto,” “hereof” and words of similar import shall mean, unless the context otherwise requires, the Loan Agreement as modified by this Amendment.

8.	CHOICE OF LAW. THIS AMENDMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to be as effective as an original signature page delivered manually.

10.	Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

11.	Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Credit Parties may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of the Agent.

12.	Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

13.	Release of Claims. In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, the Borrower and Guarantor hereby irrevocably release and forever discharge the Lenders and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Borrower and Guarantor ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.

14.	Reaffirmation. Each of the Credit Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

15.	Limited Waiver. The foregoing amendments are limited to the specific instances for which they are expressly given, and shall not (a) constitute a waiver, modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, (b) constitute a waiver, release or limitation upon the exercise by the Agent or the Lenders of any of their respective rights, legal or equitable under the Loan Agreement or any other Loan Document (all such rights and remedies being expressly reserved by the Agent and the Lenders save and except those expressly waived herein) or (c) establish a custom or course of dealing or conduct between the Lenders, on the one hand, and the Credit Parties on the other hand. Except to the extent otherwise expressly provided herein, the Loan Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

16.	Agent. Each of the Lenders, by their execution of this Amendment, hereby directs the Agent to execute this Amendment. In doing so, the Agent shall be entitled to all of its rights, benefits and protections set forth in the Loan Agreement. Upon receipt of written notice that the Exchange Date has occurred pursuant to Section 2.2 of this Amendment, the Lenders hereby direct the Agent to update the Register to reflect a reduction of the principal amount of the Term Loans on a pro rata basis as a result of the Sixth Amendment Preferred Exchange.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

BORROWER:	DRAGONFLY ENERGY CORP.

	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer

GUARANTORS :	DRAGONFLY ENERGY HOLDINGS CORP. (F/K/A
CHARDAN NEXTECH ACQUISITION 2 CORP.)

	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer

BATTLE BORN BATTERY PRODUCTS, LLC

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	Chief Executive Officer

AGENT:	ALTER DOMUS (US) LLC

	By:	/s/ Pinju Chiu
	Name:	Pinju Chiu
	Title:	Associate Counsel

LENDERS:	ENERGY IMPACT CREDIT FUND I LP

	By:	Energy Impact Credit Fund I GP LLC, its general partner

	By:	/s/ Harry Giovani
	Name:	Harry Giovani
	Title:	Managing Partner

ENERGY IMPACT CREDIT FUND II LP

By:	Energy Impact Credit Fund II GP LLC, its general partner

By:	/s/ Harry Giovani
Name:	Harry Giovani
Title:	Managing Partner

BP HOLDINGS XVII LP

By:	BPC AS Cayman LLC, its General Partner
By:	BPC AS LLC, its Manager

By:	/s/ Michael Haynes
Name:	Michael Haynes
Title:	Portfolio Manager

Exhibit A-1

Voluntary Prepayment

Exhibit A-2

Pro Forma Schedule of Term Loan Commitments

Exhibit A-3

Debt Cancellation